SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 of 15(d) of the
                        Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)       January 17, 1997

                          SPECTRUM LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)


         California                     0-9478              95-3557359
(State or other jurisdiction of    (Commission File       (IRS Employer
incorporation or organization)          Number)         Identification No.)

23022 La Cadena Drive, Laguna Hills, California         92653
  (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: (714) 581-3880

                                 Not Applicable
         (Former name or former address, if changed since last report)


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Item 2. Acquisition or Disposition of Assets

        On October 1, 1996, SLI Acquisition Corp. ("SLI"), a wholly owned subsidiary of Spectrum Laboratories, Inc. (the "Company") entered into an Asset Purchase Agreement with Cellco Incorporated, a Delaware corporation ("Cellco"). Pursuant to the Agreement the Company invested $500,000: $250,000 in cash at closing, $250,000 by executing and delivering a promissory note due April 1, 1997. Preferred shareholders of SLI have the right to put their stock to SLI at any time from October 1, 2000 to September 30, 2001 for a price of $2,000,000. The Preferred Shareholders of SLI also have the right to exchange their shares for 7 to 10 percent of the combined company in the event the Company is combined with SLI and Spectrum Medical Industries and the combined company completes an underwritten public offering. The closing was subject to concluding a final arrangement with Cellco's landlord, which arrangement was concluded on January 16, 1997. SLI took substantial operating control of the business as of October 1, 1996.

        Cellco is engaged in the field of cellular and immune therapy research and development. Membranes produced by the Company are used by Cellco.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        a. Financial Statements of Business Acquired.

        It is impracticable for the Company to provide the required financial statements on the date this report is being filed. The Company intends to file the required financial statements under cover of Form 8-K/A as soon as practicable, but not later than 60 days after the date this report must have been filed.

        b. Pro Forma Financial Information.

        It is impracticable for the Company to provide the required pro forma financial information on the date this report is being filed. The Company intends to file the required financial statements under cover of Form 8-K/A as soon as practicable, but no later than 60 days after the date this report must have been filed.

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        c. Exhibits.

        2. Asset Purchase Agreement dated October 1, 1996 by and among Cellco Incorporated, Spectrum Laboratories, Inc. and SLI Acquisition Corp.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          SPECTRUM LABORATORIES, INC.

Date: January 17, 1997                    By: /s/ Roy T. Eddleman
                                              Roy T. Eddleman
                                              President and Chief Executive
                                              Officer



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